EX. 99.28(d)(29)(v)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and OppenheimerFunds, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and OppenheimerFunds, Inc., a Colorado Corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, June 4, 2014 and January 1, 2015 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the Agreement to add the following new fund: the JNL/Oppenheimer Emerging Markets Innovator Fund and its’ respective fees, effective April 27, 2015.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2015, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 12th day of March 2015, effective April 27, 2015.

Jackson National Asset Management, LLC		OppenheimerFunds, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Lamar Kunes
Name:	Mark D. Nerud	Name:	Lamar Kunes
Title:	President and CEO	Title:	Senior Vice President

Schedule A
Dated April 27, 2015

Funds
JNL/Oppenheimer Global Growth Fund
JNL/Oppenheimer Emerging Markets Innovator Fund

A-1

Schedule B
Dated April 27, 2015
(Compensation)

JNL/Oppenheimer Global Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $350 Million	0.35%
$350 Million to $800 Million	0.30%
$800 Million to $1 Billion	0.25%
Amounts over $1 Billion	0.23%

JNL/Oppenheimer Emerging Markets Innovator Fund
Average Daily Net Assets	Annual Rate
All Assets	0.80%

 B-1